Exhibit 10.41

AQUA AMERICA, INC.

2009 EQUITY OMNIBUS COMPENSATION PLAN

RESTRICTED STOCK UNIT GRANT

TERMS AND CONDITIONS

1.Grant of Restricted Units.

These Restricted Stock Unit Grant Terms and Conditions (the “Grant Conditions”) shall apply and be part of the grant made by Aqua America, Inc., a Pennsylvania corporation (the “Company”), to the Grantee named in the Restricted Stock Unit Grant (the “Restricted Stock Unit Grant”) to which these Grant Conditions are attached (the “Grantee”), under the terms and provisions of the Aqua America, Inc. 2009 Equity Omnibus Compensation Plan, as amended and restated (the “Plan”).  The applicable provisions of the Plan are incorporated into these Grant Conditions by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein). The Grantee is an employee of the Company, its subsidiaries or its Affiliates (collectively, the “Employer”).

Subject to the terms and vesting conditions hereinafter set forth, the Company, with the approval and at the direction of the Executive Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), has granted to the Grantee the number of restricted stock units specified in the Restricted Stock Unit Grant (the “Restricted Units”).  The Restricted Units shall become vested as set forth in these Grant Conditions.  The Restricted Units are granted with Dividend Equivalents (as defined in Section 8).

2.Restricted Unit Account.

Restricted Units represent hypothetical shares of common stock of the Company (“Company Stock”), and not actual shares of Company Stock.  The Company shall establish and maintain a Restricted Unit account, as a bookkeeping account on its records, for the Grantee and shall record in such account the number of Restricted Units granted to the Grantee.  No shares of Company Stock shall be issued to the Grantee at the time the grant is made, and the Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to any Restricted Units recorded in the account, including no voting rights and no rights to receive dividends (other than Dividend Equivalents).  The Grantee shall not have any interest in any fund or specific assets of the Company by reason of this award or the Restricted Unit account established for the Grantee.

3.Vesting.

(a)Except as otherwise set forth in these Grant Conditions, the Grantee shall vest in the Restricted Units on the Vesting Dates specified in the Restricted Stock Unit Grant (the

“Vesting Date”), provided that the Grantee continues to be employed by the Employer through the Vesting Date.

(b)Except as described in Section 3 below, the Grantee must continue to be employed by the Employer on the Vesting Date in order for the Grantee to vest and receive payment with respect to Restricted Units.

4.Termination of Employment on Account of Retirement, Death, or Disability.

(a)Except as described below, if the Grantee ceases to be employed by the Employer prior to the Vesting Date, the Restricted Units shall be forfeited as of the termination date.

(b)If the Grantee ceases to be employed by the Employer prior to the Vesting Date on account of the Grantee’s Retirement (defined below), the Grantee shall earn a pro-rata portion of the unvested Restricted Units.  The pro-rated portion shall be determined based the number of unvested Restricted Units, multiplied by a fraction, the numerator of which is the number of completed full months following the Grant Date and prior to the Retirement Date in which the Grantee was employed by the Employer and the denominator of which is thirty-six (36).  Shares of Company Stock equal to the pro-rata portion of the Restricted Units shall be issued to the Grantee within sixty (60) days following the Grantee’s Retirement date, subject to applicable tax withholding and subject to Section 19 below.

(c)If the Grantee ceases to be employed by the Employer prior to the Vesting Date on account of the Grantee’s death or Disability, the Grantee’s Restricted Units shall fully vest and shares of Company Stock equal to the vested Restricted Units shall be issued to the Grantee within sixty (60) days after the Grantee’s date of termination, subject to applicable tax withholding and subject to Section 19 below.

5.Change in Control.

(a)Except as described below, if a Change in Control occurs prior to the Vesting Date, the Grantee’s Restricted Units shall remain outstanding and shall vest on the Vesting Date if the Grantee continues to be employed by the Employer through the Vesting Date.  Shares of Company Stock (or other consideration, as described below) equal to the vested Restricted Units shall be issued to the Grantee on the Vesting Date, subject to applicable tax withholding and Section 19 below.

(b)If the Grantee ceases to be employed by the Employer upon or following a Change in Control on account of (i) the Grantee’s Retirement, (ii) termination by the Employer without Cause, (iii) termination by the Grantee for Good Reason (defined below), or (iv) the Grantee’s Disability or death, the Grantee’s outstanding unvested Restricted Units shall fully vest.  Shares of Company Stock (or such other consideration, as described below) equal to the Grantee’s vested Restricted Units shall be issued to the Grantee within sixty (60) days after the Grantee’s date of termination, subject to applicable tax withholding and Section 19 below.

(c)If the Grantee terminates employment for any other reason prior to the Vesting Date, the Restricted Units shall be forfeited as of the date of termination.

(d)If, in connection with the Change in Control, shares of Company Stock are converted into the right to receive a cash payment or other form of consideration, the vested Restricted Units shall be payable in such form of consideration, as determined by the Committee.

6.Definitions.

(a)For purposes of these Grant Conditions, “Good Reason” shall have the meaning given that term in the Grantee’s existing Change in Control Agreement with the Company as in effect on the Grant Date.

(b)For purposes of these Grant Conditions, “Retirement” shall mean the Grantee’s voluntary termination of employment after the Grantee has attained age fifty-five (55) and has a combination of age and full years of service with the Employer that is equal to or greater than seventy (70).

7.Payment with Respect to Restricted Units.

Except as otherwise set forth in Section 4 and 5 above, shares of Company Stock equal to the vested Restricted Units shall be issued to the Grantee on the Vesting Date, subject to applicable tax withholding and subject to Section 19. Any fractional Restricted Units shall be paid to the Grantee in cash.

8.Dividend Equivalents with Respect to Restricted Units.

(a)Dividend Equivalents shall accrue with respect to Restricted Units and shall be payable subject to the same vesting terms and other conditions as the Restricted Units to which they relate.  Dividend Equivalents shall be credited when dividends are declared on shares of Company Stock from the Grant Date until the payment date for the vested Restricted Units.  If, and to the extent that the underlying Restricted Units are forfeited, all related Dividend Equivalents shall also be forfeited.

(b)While the Restricted Units are outstanding, the Company will keep records in a bookkeeping account for the Grantee.  On each date on which a dividend is declared by the Company on Company Stock, the Company shall credit to the Grantee’s account an amount equal to the Dividend Equivalents associated with the Restricted Units held by the Grantee on the record date for the dividend.  No interest will be credited to any such account.

(c)Dividend Equivalents will be paid in cash at the same time as the underlying vested Restricted Units are paid.

(d)Notwithstanding the foregoing, if shares of Company Stock are converted to cash as described in Section 5(d) above in connection with a Change in Control, Dividend Equivalents shall cease to be credited with respect to Restricted Units.

9.Non-Competition.

(a)In consideration for the grant of Restricted Units made to the Grantee under the terms of these Grant Conditions, the Grantee agrees that while the Grantee is employed by the

Employer and for a twelve (12) month period beginning on the date that the Grantee ceases to be employed by the Employer for any reason (the “Restriction Period”), the Grantee shall not, directly or indirectly, (i) accept employment with, (ii) own, manage, operate, join, control, solicit, finance, or participate in the ownership, management, operation, acquisition, control or financing of, (iii) be connected as a partner, principal, agent, representative, consultant or otherwise with, or (iv) use or permit the Grantee’s name to be used in connection with, any business or enterprise engaged directly or indirectly in any business or enterprise engaged in a geographic area within fifty (50) miles of any location from which the Employer is operating on the termination date (the "Geographic Area"), in any business that is competitive to a business from which the Employer, taken as a whole from all geographic areas, derived at least ten percent (10%) of its respective annual gross revenues for the twelve (12) months preceding the termination date.

(b)In consideration for the grant of Restricted Units made to the Grantee under the terms of these Grant Conditions, the Grantee agrees that during the Restriction Period, the Grantee shall not:

(i)directly or indirectly solicit, entice, broker or induce an agreement with any person or entity that had a contractual agreement with the Employer during the term of the Grantee’s employment to enter into an agreement or arrangement with the Grantee or any third party that would preclude the person or entity, either contractually or practically, from working with the Employer; or

(ii)directly or indirectly solicit, recruit or hire any employee (full-time or part-time) of the Employer to work for a third party other than the Employer.

(c)The Grantee acknowledges, agrees and represents that the type and periods of restrictions imposed in these Grant Conditions are fair and reasonable, and that such restrictions are intended solely to protect the legitimate interests of the Employer, rather than to prevent the Grantee from earning a livelihood.  The Grantee recognizes that the Employer competes or may compete in the Geographic Area and that the Grantee’s access to confidential information makes it necessary for the Employer to restrict the Grantee’s post-employment activities in the Geographic Area. The Grantee further represents that: (i) the Grantee is familiar with the covenants not to compete and not to solicit set forth in these Grant Conditions, (ii) the Grantee is fully aware of his or her obligations hereunder, including, without limitation, the length of time, scope and geographic coverage of these covenants, (iii) the Grantee finds the length of time, scope and geographic coverage of these covenants to be reasonable, and (iv) the Grantee is receiving valuable and sufficient consideration for the Grantee’s covenants not to compete and not to solicit.

(d)The parties to these Grant Conditions acknowledge and agree that any breach by the Grantee of any of the covenants or agreements contained in this Section 9 will result in irreparable injury to the Employer for which money damages could not adequately compensate the Employer and therefore, in the event of any such breach, the Employer shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction issued by any competent court enjoining and restraining the Grantee and any other person involved therein from continuing such breach without posting a bond. The existence of any claim or cause of action which the Grantee may have against the Employer or any other person shall not constitute a defense or bar to the enforcement of such covenants.  If any portion of the covenants or agreements contained in this Section 9 is construed to be invalid or unenforceable, the other portions of such covenants or agreements shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portion to the fullest extent possible. If any covenant or agreement in this Section 9 is held to be unenforceable because of the duration or scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.    In addition to other actions that may be taken by the Employer, if the Grantee breaches any of the covenants or agreements contained in this Section 9, the Grantee will forfeit all outstanding Restricted Units, and all outstanding Restricted Units (whether or not vested), shall immediately terminate.

10.Certain Corporate Changes.

If any change is made to the Company Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of all the Restricted Units, the Committee shall adjust, in an equitable manner and as provided in the Plan, the number and class of shares underlying the Restricted Units. Any adjustment that occurs under the terms of this Section 10 or the Plan will not change the timing or form of payment with respect to any Restricted Units.

11.No Right to Continued Employment.

Neither the award of Restricted Units, nor any other action taken with respect to the Restricted Units, shall confer upon the Grantee any right to continue to be employed by the Employer or shall interfere in any way with the right of the Employer to terminate the Grantee’s employment at any time.

12.Termination or Amendment.

These Grant Conditions and the award made hereunder may be terminated or amended by the Committee, in whole or in part, in accordance with the applicable terms of the Plan.

13.Notice.

Any notice to the Company provided for in these Grant Conditions shall be addressed to it in care of the Company’s Vice President for Human Resources, and any notice to the Grantee shall be addressed to the Grantee at the current address shown on the payroll system of the

Company, or to such other address as the Grantee may designate to the Company in writing.  Any notice provided for hereunder shall be delivered by hand, sent by telecopy or electronic mail or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage and registry fee prepaid in the United States mail or other mail delivery service.  Notice to the Company shall be deemed effective upon receipt.  By receipt of these Grant Conditions, the Grantee hereby consents to the delivery of information (including without limitation, information required to be delivered to the Grantee pursuant to the applicable securities laws) regarding the Company, the Plan, and the Restricted Units via the Company’s electronic mail system or other electronic delivery system.

14.Incorporation of Plan by Reference.

The Restricted Stock Unit Grant and these Grant Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Restricted Units constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, these Grant Conditions, and/or the Restricted Units shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest in the Restricted Units.  The settlement of any award with respect to the Restricted Units is subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan as established from time to time by the Committee in accordance with the provisions of the Plan. A copy of the Plan will be furnished to each Grantee upon request.

15.Income Taxes; Withholding Taxes.

The Grantee is solely responsible for the satisfaction of all taxes and penalties that may arise in connection with the award or settlement of Restricted Units pursuant to these Grant Conditions.  At the time of taxation, the Employer shall have the right to deduct from other compensation, or to withhold shares of Company Stock, in an amount equal to the federal (including FICA), state, local and foreign taxes and other amounts as may be required by law to be withheld with respect to the Restricted Units, provided that any share withholding shall not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state, local and foreign tax liabilities.

16.Company Policies.

            This Restricted Unit Grant and all shares issued pursuant to this grant shall be subject to any applicable recoupment or clawback policies and other policies implemented by the Board, as in effect from time to time.

17.Governing Law.

The validity, construction, interpretation and effect of the Restricted Stock Unit Grant and these Grant Conditions shall exclusively be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle.

18.Assignment.

The Restricted Stock Unit Grant and these Grant Conditions shall bind and inure to the benefit of the successors and assignees of the Company.  The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Restricted Units, except to a successor grantee in the event of the Grantee’s death.

19.Code Section 409A.

The Restricted Stock Unit Grant and these Grant Conditions are intended to comply with Code Section 409A or an exemption, and payments may only be made under these Grant Conditions upon an event and in a manner permitted by Code Section 409A, to the extent applicable.  Notwithstanding anything in these Grant Conditions to the contrary, if required by Code Section 409A, if the Grantee is considered a “specified employee” for purposes of Code Section 409A and if any payment under these Grant Conditions is required to be delayed for a period of six (6) months after separation from service pursuant to Code Section 409A, such payment shall be delayed as required by Code Section 409A, and the accumulated payment amounts shall be paid in a lump sum payment within ten (10) days after the end of the six (6)-month period.  If the Grantee dies during the postponement period prior to payment, the amounts withheld on account of Code Section 409A shall be paid to the personal representative of the Grantee’s estate within sixty (60) days after the date of the Grantee’s death.  Any payments to be made upon a termination of employment under these Grant Conditions may only be made upon a “separation from service” under Code Section 409A.  In no event may the Grantee, directly or indirectly, designate the calendar year of a payment, except in accordance with Code Section 409A.

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